Exhibit 3.8




                                 CERTIFICATE OF
                      DESIGNATIONS, PREFERENCES, AND RIGHTS

                                       of

                      SERIES E CONVERTIBLE PREFERRED STOCK

                                       of

                         MARKETING SERVICES GROUP, INC.

                       (Pursuant to Section 78.1955 of the
                         Nevada General Corporation Law)



            MARKETING SERVICES GROUP, INC., a corporation organized and existing under the Nevada General Corporation Law (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on February 18, 2000 pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada General Corporation Law:

            RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

            Series E Convertible Preferred Stock:


                          I.   DESIGNATION AND AMOUNT

            The designation of this series, which consists of 30,000 shares of Preferred Stock, is Series E Convertible Preferred Stock (the "Series E Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").


                         II.   RANK

            The Series E Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series E Preferred Stock) (collectively, with the Common Stock, "Junior Securities");
(iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series E Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series E Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                        III.   DIVIDENDS

            The Series E Preferred Stock shall not bear any dividends. In no event, so long as any Series E Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series E Preferred Stock, voting together as a class.


                         IV.   LIQUIDATION PREFERENCE

            A. Liquidation Event. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series E Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series E Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of this Certificate of Designation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series E Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. Any prior dividends or distribution made after the date of filing of this Certificate of Designation shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

            B. Certain Acts Deemed Liquidation Event. At the option of any holder of Series E Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of and as a condition to such transaction an amount equal to 120% of the Liquidation Preference with respect to each outstanding share of Series E Preferred Stock or (ii) be treated pursuant to Article VI.C(b) hereof. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

            C. Liquidation Preference. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series E Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount (the "Premium Amount") equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of the Series E Preferred Stock (the "Issue Date") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period); provided that, in the event that the Closing Bid Price (as defined in Article VI.B) of the Common Stock at any time falls below $12.236 (subject to adjustment for stock splits, stock dividends and similar amounts) (the "Floor Price"), the Premium Amount shall be increased to ten percent (10%) per annum for each day that the Closing Bid Price is less than the Floor Price, plus (iii) all Conversion Default Payments (as defined in Article VI.E below), Delivery Default Payments (as defined in Article VI.D below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement. The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.


                                V.   REDEMPTION

            A. Mandatory Redemption. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                  (i) The Corporation (a) fails to issue shares of Common Stock to the holders of Series E Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.E below and the Corporation is using its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), (b) fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the holders upon conversion of the Series E Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, dated as of February 18, 2000, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement"), (c) fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series E Preferred Stock upon conversion of the Series E Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement dated as of February 18, 2000, by and between the Corporation and the other signatories thereto (the "Purchase Agreement") or the Registration Rights Agreement, or (d) fails to fulfill its obligations pursuant to Sections 4(c), 4(e), 4(h), 4(i), 4(j) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) days after the Corporation shall have been notified thereof in writing by any holder of Series E Preferred Stock;

                  (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC"), prior to June 18, 2000, of the Registration Statement (as defined in the Registration Rights Agreement, the "Registration Statement") required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to obtain the effectiveness of any additional Registration Statement (required to be filed pursuant to Section 3(b) of the Registration Rights Agreement) within sixty (60) days after the Registration Trigger Date (as defined in the Registration Rights Agreement), or any such Registration Statement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement, the "Registrable Securities") otherwise cannot be made thereunder (whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Corporation=s failure to file and obtain effectiveness with the SEC of an additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement or otherwise) for more than forty-five (45) consecutive calendar days or more than sixty (60) calendar days in any twelve (12) month period after such Registration Statement becomes effective;

                  (iii) The Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                  (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation;

                  (v) The Corporation shall fail to maintain the listing of the Common Stock on the Nasdaq National Market ("Nasdaq"), the Nasdaq SmallCap Market ("Nasdaq SmallCap"), the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v), each holder of Series E Preferred Stock shall have the right, only with respect to such holder=s shares of Series E Preferred Stock, exercisable by delivery of written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the then outstanding shares of Series E Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder=s outstanding shares of Series E Preferred Stock for an amount per share equal to the greater of (1) 120% multiplied by the sum of (a) the Stated Value of the shares to be redeemed plus (b) an amount equal to the Premium Amount multiplied by such Stated Value for the period beginning on the Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the "Mandatory Redemption Date") plus (c) all Conversion Default Payments (as defined in Article VI.E below), Delivery Default Payments (as defined in Article VI.D below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares of Series E Preferred Stock in accordance with Article VI, without regard to any limitations on conversion, below multiplied by (b) the highest Closing Price (as defined below) for the Common Stock during the period beginning on the date of first occurrence of the Mandatory Redemption Event and ending one day prior to the Mandatory Redemption Date (the greater of such amounts being referred to as the "Mandatory Redemption Amount"). "Closing Price," as of any date, means the last sale price of the Common Stock on the Nasdaq as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of at least two-thirds (2/3) of the shares of Series E Preferred Stock and the Corporation ("Bloomberg") or, if Nasdaq is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of at least two-thirds (2/3) of the shares of Series E Preferred Stock for which the calculation of the Closing Price is required.

            B. Trading Market Redemption. If the Series E Preferred Stock ceases to be  convertible  by any holder as a result of the  limitations  described  in
Article VI.A(b) below (a "Trading Market Redemption Event"), and the Corporation has not, prior to, or within thirty (30) days of, the date that such Trading Market Redemption Event arises, (i) obtained the Stockholder Approval (as defined in Article VI.A(c)) or (ii) eliminated any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation=s ability to issue shares of Common Stock in excess of the Maximum Share Amount (as defined in Article VI.A(c)), then the Corporation shall be obligated to redeem immediately all of the then outstanding Series E Preferred Stock, in accordance with this
Article V.B. An irrevocable redemption notice (the "Trading Market Redemption Notice") shall be delivered promptly to the holders of Series E Preferred Stock at their registered address appearing on the records of the Corporation and shall state (i) that the Maximum Share Amount (as defined in Article VI.A) has been issued upon conversion of the Series E Preferred Stock, (ii) that the Corporation is obligated to redeem all of the outstanding Series E Preferred Stock and (iii) the Mandatory Redemption Date, which shall be a date within five
(5) business days of the earlier of (a) the date of the Trading Market Redemption Notice or (b) the date on which the holders of the Series E Preferred Stock notify the Corporation of the occurrence of a Trading Market Redemption Event. On the Mandatory Redemption Date, the Corporation shall make payment of the Mandatory Redemption Amount (as defined in Article V.A above) in cash.

            C. Failure to Pay Redemption Amounts. In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount, within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series E Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VI below), in lieu of the Mandatory Redemption Amount, the number of shares of Common Stock of the Corporation equal to such applicable redemption amount divided by any Conversion Price (as defined below), as chosen in the sole discretion of the holder of Series E Preferred Stock, in effect from the date of the Mandatory Redemption Event until the date such holder elects to exercise its rights pursuant to this
Article V.E.

                 VI.   CONVERSION AT THE OPTION OF THE HOLDER

            A.    Optional Conversion

                  (a) Conversion Amount. Each holder of shares of Series E Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series E Preferred Stock into Common Stock as set forth below (an "Optional Conversion"). Each share of Series E Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on the Issue Date, or any other shares of capital stock or other securities of the Corporation into which such Common Stock is thereafter changed or reclassified, as is determined by dividing (1) the sum of (a) the Stated Value thereof plus (b) the Premium Amount multiplied by such Stated Value, by (2) the then effective Conversion Price (as defined below); provided, however, that in no event (other than pursuant to the Automatic Conversion (as defined in Article VII)) shall a holder of shares of Series E Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series E Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants issued by the Corporation pursuant to the Securities Purchase Agreement (the "Warrants")) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series E Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso.

                  (b) Trading Market  Limitation.  Unless the Corporation either
(i) is permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded or (ii) has obtained approval of the issuance of the Common Stock upon conversion of or otherwise pursuant to the Series E Preferred Stock in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities (the "Stockholder Approval"), in no event shall the total number of shares of Common Stock issued upon conversion of or otherwise pursuant to the Series E Preferred Stock (including any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of or otherwise pursuant to the Series E Preferred Stock for purposes of any such rule or regulation) exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to any rule of the principal United States securities market on which the Common Stock trades (including Rule 4460 of the Nasdaq or any successor rule)(the "Maximum Share Amount") which, as of the Issue Date, shall be 5,423,195 (19.99% of the total shares of Common Stock outstanding on the Issue Date), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. With respect to each holder of Series E Preferred Stock, the Maximum Share Amount shall refer to such holder=s pro rata share thereof determined in accordance with Article X below. In the event that the sum of (x) the aggregate number of shares of Common Stock actually issued upon conversion of or otherwise pursuant to the outstanding Series E Preferred Stock plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of or otherwise pursuant to the Series E Preferred Stock at the then effective Conversion Price, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event.

            B. Conversion Price. The "Conversion Price" shall be $24.47; provided, however, that if the average of the Closing Bid Prices of the Common Stock for the ten (10) Trading Day (as defined below) period ending on August 18, 2000 (the "Adjusted Conversion Price") is less than the then effective Conversion Price, the Conversion Price shall equal the Adjusted Conversion Price; provided, further, however, that (x) if the Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to
Section 2(a) of the Registration Rights Agreement has not been declared effective by the SEC prior to the tenth (10th) Trading Day immediately preceding August 18, 2000 or (y) such Registration Statement after its initial effectiveness lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) otherwise cannot be made thereunder at any time during the period in which the Adjusted Conversion Price is calculated, whether by reason of the Corporation=s failure or inability to amend or supplement the prospectus (the "Prospectus") included therein in accordance with the Registration Rights Agreement or otherwise, after such Registration Statement becomes effective (including, without limitation, during an Allowed Delay (as defined in Section 3(f) of the Registration Statement) or during an Underwriters= Lock-Up Period (as defined in Section 4(f) of the Registration Rights Agreement), then the Adjusted Conversion Price shall equal the lowest average of the Closing Bid Prices of the Common Stock during any ten
(10) consecutive Trading Day period beginning on the tenth (10th) Trading Day immediately preceding August 18, 2000 and ending on the tenth (10th) Trading Day following (i) in the case of an event described in clause (x) of this proviso, the date on which the Registration Statement is declared effective, or (ii) in the case of an event described in clause (y) of this proviso, the date on which the Holder is first notified that sales of all of the Registrable Securities may again be made under the Prospectus; provided, further, however, that in no event shall the Adjusted Conversion Price be less than the Floor Price (as defined in Article IV.C). The then effective Conversion Price shall be adjusted, if lower, to the Reset Price (as defined below) in the event that either (i) there is a public announcement that the proposed transaction between the Corporation and Grizzard Advertising Incorporated has been abandoned, terminated or will otherwise not be consummated (a "Grizzard Announcement") or (ii) (A) the number of shares of Common Stock issuable upon exercise of that certain warrant to purchase Common Stock of the Corporation at an exercise price of $.01 per share which was issued to General Electric Capital Corporation ("GECC") on December 24, 1997, as amended on May 17, 1999 and August 30, 1999 (as amended, the "GECC Warrant") is not adjusted to be zero (0) upon delivery to GECC of the Company=s audited consolidated statement of income for the year ended June 30, 2001 on or before October 31, 2001 pursuant to the terms of the GECC Warrant and (B) the GECC Warrant is not replaced with a warrant to purchase 300,000 shares of Common Stock at an exercise price equal to one-third of the offering price of the Common Stock offered in a Qualified Secondary Offering (as defined in the GECC Warrant) or a Qualified Private Placement (as defined in the GECC Warrant) which is consummated on or before April 30, 2000, as such date may be extended by GECC and the Corporation. The AReset Price@ shall equal the average of the Closing Bid Prices of the Common Stock for the ten (10) consecutive Trading Day period beginning on (x) the Trading Day immediately following a Grizzard Announcement, in the case of an event described in clause (i) above, or (y) the first Trading Day of the Exercise Period (as defined in the GECC Warrant) in the case of the failure to occur of the events described in clauses (ii)(A) and (ii)(B) above. "Closing Bid Price" means, for any security as of any date, the closing bid price on Nasdaq as reported by Bloomberg or, if Nasdaq is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as mutually determined by the Corporation and the holders of at least two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such Series E Preferred Stock. "Trading Day" shall mean any day on which the Common Stock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

            C. Adjustments to Conversion Price. The Conversion Price shall be subject to the following provisions:

                  (a) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when Series E Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering below the Trading Price (as defined below) to all holders of Common Stock or other similar event, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. "Trading Price," which shall be measured as of the record date in respect of the rights offering, means (i) the average of the last reported sale prices for the shares of Common Stock on Nasdaq as reported by Bloomberg, as applicable, for the five (5) Trading Days immediately preceding such date, or (ii) if Nasdaq is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Trading Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, (b) at the option of the holders of at least two-thirds (2/3) of the outstanding Series E Preferred Stock by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

                  (b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when Series E Preferred Stock is issued and outstanding and prior to the conversion of all Series E Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation (each, a "Change of Control Transaction"), then the holders of Series E Preferred Stock shall thereafter have the right to receive upon conversion of the Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series E Preferred Stock would have been entitled to receive in such transaction had the Series E Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series E Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series E Preferred Stock. The Corporation shall not effect any transaction described in this subsection (b) unless (a) it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such Change of Control Transaction (during which time the holders of Series E Preferred Stock shall be entitled to convert the Series E Preferred Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Change of Control Transaction, assumes by written instrument the obligations of this Certificate of Designation (including this subsection (b)). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                  (c) Adjustment Due to Distribution. Subject to Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series E Preferred Stock shall be entitled, upon any conversion of shares of Series E Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                  (d) Purchase Rights. Subject to Article III, if at any time when any Series E Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (e) Antidilution Provisions. The Conversion Price shall be subject to adjustment from time to time as provided below:

                         (i) Adjustment of Conversion  Price.
If and whenever on or after the Issue Date, the Corporation is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such deemed issuance or sale (a "Dilutive Issuance"), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Corporation in such Dilutive Issuance.

                        (ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price, the following will be applicable:

                     (A) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

                   (B) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                   (C) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock
(other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                              (D)   Treatment of Expired Options and Unexercised
Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

                     (E) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Corporation.

                         (F)   Exceptions to Adjustment of Conversion Price.  No
adjustment to the Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the Issue Date; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the independent members of the Board of Directors of the Corporation or a majority of the members of a committee of independent directors established for such purpose;
(iii) issuances of securities in connection with a strategic investment or acquisition (the primary purpose of which is not to raise equity capital), so long as, in connection with an acquisition or strategic investment that has an aggregate acquisition price in excess of ten million dollars ($10,000,000), the Corporation has received an opinion from a nationally recognized investment banking firm reasonably acceptable to the holders of Series E Preferred Stock in connection with such strategic investment or acquisition that such transaction is fair to the Corporation from a financial point of view; (iv) issuances of the Bank Warrants (as defined in the Purchase Agreement); or (v) issuances of securities (including Common Stock or securities convertible or exercisable into shares of Common Stock) (AGECC Redemption Securities@) the proceeds of which are used for the purpose of purchasing or redeeming the 1,766,245 shares of Common Stock of the Corporation held by General Electric Capital Corporation, which issuance is not primarily for the purpose of raising equity capital (a AGECC Transaction@); provided, that such GECC Redemption Securities are not issued at a discount in excess of ten percent (10%) of the Market Price on the date of issuance of such securities (taking into account the value of any warrants or options to acquire Common Stock issued in connection therewith) and; provided, further, that if such GECC Redemption Securities consist solely of warrants, options or similar rights (AGECC Warrants@) in which the purchaser pays no consideration to the Corporation for such GECC Warrants in connection with a GECC Transaction, then (A) the number of GECC Warrants issued in such transaction may not exceed the consideration paid by such purchasers in the GECC Transaction divided by the Market Price of the Common Stock in effect immediately preceding such transaction multiplied by twenty-five percent (25%),
(B) the exercise price of the GECC Warrants must be greater than the Market Price of the Common Stock in effect immediately preceding such GECC Transaction and (C) the term of such GECC Warrants must be less than or equal to four (4) years following the date of such GECC Transaction.

                        (iii) Certain Definitions.

                              (A) As used in this Article VI.C,  "Common  Stock"
includes
the Common Stock, par value $.01 per share, and any additional class of stock of the Corporation having no preference as to dividends or distributions on liquidation, provided that the shares issuable pursuant to the Series E Preferred Stock shall include only shares of Common Stock, par value $.01 per share, in respect of which the Series E Preferred Stock is convertible, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to above hereof, the stock or other securities or property provided for in such paragraph.

                     (B) "Market Price," as of any date, (i) means the average of the last reported sale prices for the shares of Common Stock on Nasdaq ("Nasdaq") for the five (5) Trading Days immediately preceding such date as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holder and the Corporation ("Bloomberg"), or (ii) if Nasdaq is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, at the option of the holders of at least two-thirds (2/3) of the then outstanding Series E Preferred Stock, by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

            D Mechanics of Conversion. In order to convert Series E Preferred Stock into full shares of Common Stock, a holder of Series E Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation by facsimile dispatched prior to Midnight, New York City time (the "Conversion
Notice  Deadline")  on the date  specified  therein as the  Conversion  Date (as defined in Article VI.D(d)) (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion Date) to the office of the Corporation or its designated Transfer Agent for the Series E Preferred Stock, which notice shall specify the number of shares of Series E Preferred Stock to be converted, the Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted); and (ii) surrender the original certificates representing the Series E Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series E Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant=s calculation shall be deemed conclusive absent manifest error.

                  (a) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series E Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                  (b) Delivery of Common Stock Upon Conversion. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirements of Section 2(g) of the Purchase Agreement) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series E Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series E Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $2,000 per day in cash for each day beyond a two (2) day grace period following the Delivery Period that the Corporation fails to deliver Common Stock (a "Delivery Default") issuable upon surrender of shares of Series E Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock (the "Delivery Default Payments"). Such Delivery Default Payments shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this Article VI.

            In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VI.A and in this Article VI.D, the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                  (c) No Fractional Shares. If any conversion of Series E Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion of the Series E Preferred Stock shall be the next higher number of shares.

                  (d) Conversion Date. The "Conversion Date" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation or its Transfer Agent before Midnight, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Corporation or its Transfer Agent. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series E Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series E Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

            E Reservation of Shares. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series E Preferred Stock outstanding (based on the Conversion Price then in effect) shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series E Preferred Stock, 4,291,158 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series E Preferred Stock (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series E Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series E Preferred Stock.

            If at any time a holder of shares of Series E Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "Conversion Default"), subject to Article X, the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series E Preferred Stock included in the Notice of
Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder=s option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following the earlier of (i) such time that a holder of Series E Preferred Stock notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and
(ii) a Conversion Default. In addition, the Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) .24, multiplied by (b) the sum of (x) the Stated Value plus (y) the Premium Amount multiplied by such Stated Value per share of Series E Preferred Stock held by such holder through the Authorization Date (as defined below), multiplied by (c) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date") to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series E Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the applicable Conversion Price, at the holder's option, as follows:

                  (a) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                  (b) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares of Common Stock).

            The holder's election shall be made in writing to the Corporation at any time prior to 9:00 p.m, New York City Time, on the third (3rd) day of the month following the month in which Conversion Default payments have accrued. If no election is made, the holder shall be deemed to have elected to receive cash. Nothing herein shall limit the holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

            F Notice of Conversion Price Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series E Preferred Stock.

            G Status as Stockholders. Upon submission of a Notice of Conversion by a holder of Series E Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series E Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series E Preferred Stock with respect to such unconverted shares of Series E Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series E Preferred Stock to the holder or, if such shares of Series E Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series E Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Delivery Default Payments pursuant to Article VI.E to the extent required thereby for such Delivery Default and any subsequent Delivery Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.E.) for the Corporation's failure to convert the Series E Preferred Stock.


                  VII   REDEMPTION OR CONVERSION AT MATURITY

            So long as (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Series E Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for re-sale under the 1933 Act by the holders of the Series E Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on Nasdaq, the NYSE, the AMEX or Nasdaq SmallCap and (ii) there is not then a continuing Mandatory Redemption Event or Trading Market Redemption Event, each share of Series E Preferred Stock issued and outstanding on February 18, 2004 (the "Maturity Date"), shall be either (i) redeemed in cash by the Corporation for the Liquidation Preference or (ii) at the option of the Corporation, automatically converted into shares of Common Stock on such date at a conversion price equal to the average of the Closing Bid Prices for the ten (10) Trading Days ending one (1) Trading Day prior to the Maturity Date in accordance with, and subject to, the provisions of Article VI hereof (the "Automatic Conversion"). At the option of each holder of Series E Preferred Stock, the Maturity Date shall be delayed by one (1) Trading Day for each Trading Day occurring prior thereto and prior to the full conversion of the Series E Preferred Stock that (i) any Registration Statement required to be filed and to be effective pursuant to the Registration Rights Agreement is not effective or sales of all of the
Registrable Securities otherwise cannot be made thereunder during the Registration Period (as defined in the Registration Rights Agreement) (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise, including during any Allowed Delays (as defined in Section 3(f) of the Registration Rights Agreement) and during any Underwriters= Lock-Up Period (as defined in Section 4(f) of the Registration Rights Agreement)), (ii) any Mandatory Redemption Event or Trading Market Redemption Event exists, without regard to whether any cure periods shall have run or (iii) that the Corporation is in breach of any of its obligations pursuant to Section 4(h) of the Purchase Agreement.


                             VIII   VOTING RIGHTS

            The holders of the Series E Preferred Stock have no voting power whatsoever, except as otherwise provided by the Nevada General Corporation Law ("NGCL"), in this Article VIII, and in Article IX below.

            Notwithstanding the above, the Corporation shall provide each holder of Series E Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

            To the extent that under the NGCL the vote of the holders of the Series E Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least two-thirds (2/3) of the then outstanding shares of the Series E Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of at least two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock (except as otherwise may be required under the NGCL shall constitute the approval of such action by the class. To the extent that under the NGCL holders of the Series E Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series E Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation=s bylaws and the NGCL.

                          IX   PROTECTIVE PROVISIONS

            So long as (i) any shares of Series E Preferred Stock are outstanding (with respect to (a), (d), (f) and (g) below) or (ii) at least 3,000 shares of Series E Preferred Stock are outstanding (with respect to (b), (c) and (e) below), the Corporation shall not, without first obtaining the approval (by vote or written consent), as provided by the NGCL of the holders of at least two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock:

                  (a) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series E Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series E Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over the Series E Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");

                  (c) create any new class or series of capital stock ranking pari passu with the Series E Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");

                  (d) increase the authorized number of shares of Series E Preferred Stock;

                  (e)   issue any Senior Securities or Pari Passu Securities;

                  (f)   increase the par value of the Common Stock, or

                  (g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

            In the event holders of at least two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock, pursuant to subsection (a) above, so as to affect the Series E Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series E Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series E Preferred Stock.

                           X   PRO RATA ALLOCATIONS

            The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series E Preferred Stock based on the number of shares of Series E Preferred Stock issued to each holder. Each increase to the Maximum Share Amount and the Reserved Amount shall be allocated pro rata among the holders of Series E Preferred Stock based on the number of shares of Series E Preferred Stock held by each holder at the time of the increase in the Maximum Share Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder=s shares of Series E Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor=s Maximum Share Amount and Reserved Amount. Any portion of the Maximum Share Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series E Preferred Stock shall be allocated to the remaining holders of shares of Series E Preferred Stock, pro rata based on the number of shares of Series E Preferred Stock then held by such holders.













                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 22nd day of February, 2000.

                                    MARKETING SERVICES GROUP, INC.


                                    By:____________________________________
                                          J. Jeremy Barbera
                                          Chairman of the Board and Chief
                                          Executive Officer

PHL_A 1340300 v 7
                                                                     EXHIBIT A
                             NOTICE OF CONVERSION

                   (To be Executed by the Registered Holder
               in order to Convert the Series E Preferred Stock)

      The undersigned hereby irrevocably elects to convert ______ shares of Series E Preferred Stock, represented by stock certificate No(s). __________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of MARKETING SERVICES GROUP, INC., a Nevada corporation (the "Corporation") according to the conditions of the Certificate of Designation of Series E Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

      The undersigned hereby irrevocably elects to convert $___________ in Conversion Default Payments, $__________ in Delivery Default Payments and/or $___________ in payments pursuant to Section 2(c) of the Registration Rights Agreement at the Conversion Price set forth below.

      The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC Transfer").

      Name of DTC Prime Broker:

      Account Number:


G In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

      Name:
      Address:


      The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series E Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

124256-1
                  Date of Conversion:__________________________
                  Conversion Price:
                  Number of Shares of
                  Common Stock to be Issued pursuant to:

            (i) Conversion of Series E Preferred Stock:

            ------------------------------------------
                (ii) Conversion of Conversion Default Payments, Delivery Default Payments and/or payments pursuant to Section 2(c) of the Registration Rights
Agreement:


            ------------------------------------------
            Signature:
            Name:
            Address:___________________________________
                    -----------------------------------

*The Corporation is not required to issue shares of Common Stock until the original Series E Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Designation for the number of business days such issuance and delivery is late.